Exhibit 10.1
FOURTH AMENDMENT OF LEASE
THIS FOURTH AMENDMENT OF LEASE (“Fourth Amendment”) is made and entered into effective as of 4th day of August, 2008 by and between CSM INVESTORS, INC., a Minnesota corporation (“Landlord”) and SYNOVIS LIFE TECHNOLOGIES, INC., a Minnesota corporation (“Tenant”).
RECITALS
A.	Landlord and Tenant are parties to a Lease dated February 28, 1995, as amended by that certain First Amendment of Lease dated September 23, 2002, as further amended by that certain Second Amendment of Lease dated January 1, 2004, and as further amended by that certain Third Amendment of Lease dated August 1, 2005 (collectively, the “Lease”), pursuant to which Tenant leases from Landlord the Premises, consisting of approximately 65,022 square feet (comprised of 40,120 square feet of office space, 18,436 square feet of lab space, and 6,466 square feet of warehouse space) within the WESTGATE BUSINESS CENTER PHASE IV located at 2575 University Avenue West, Suite 180, St. Paul, Minnesota, as more particularly described in the Lease.

B.	The parties wish to amend certain terms and conditions of the Lease as more particularly set forth herein.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:
AGREEMENT
1.	Section 1.4 Lease Term: The term of the Lease shall be extended for an additional sixty (60) month period, commencing January 1, 2009 and expiring December 31, 2013.

2.	Option Terms; Market Rate: Landlord and Tenant acknowledge and agree that execution of this Fourth Amendment by both parties is in lieu of Tenant’s election to exercise its second and final option to extend the term of the Lease, as set forth in Section 14.14 of the initial Lease dated February 28, 1995.
A.	Option Term. Tenant shall have the option (“Option”) to extend the term of the Lease for either: (i) one (1) additional consecutive thirty-six (36) month term; or (ii) one (1) additional consecutive sixty (60) month term (“Option Term”) under the same terms and conditions contained herein, provided however, that upon Tenant’s exercise of the Option, the Base Rent shall be adjusted in each instance to equal the then current market rate for similar space in the “midway” area of Minneapolis/St. Paul, “mid-city” area of Minneapolis, and Roseville areas (“Market Area”) determined in accordance with Section 2.B. below; provided, however, that in no case shall the market rate be less than the Base Rental rate then in effect at the time of expiration of the initial term of the Lease. Tenant may exercise its Option by delivering written notice to Landlord, stating its irrevocable intent to exercise the Option and specifying the preferred length of the Option (as described above), not less than two hundred forty (240) days and not more than three hundred sixty-five (365) days prior to the expiration of the initial Lease Term. Tenant’s failure to specify the desired length within its written notice will result in an automatic sixty (60) month long Option Term. In the event that Tenant fails to deliver timely notice of its intent to exercise its Option, Tenant’s right to the Option shall be deemed null and void. Conditions of the exercise of the Option shall be that Tenant is not in Default pursuant to Article 11 of the Lease and that the Lease is in full force and effect.
B.	Market Rate Determination. If the market rate must be determined in accordance with the provisions of Section 2.A. above, the parties hereto agree as follows:

(1)	Within fifteen (15) days following receipt of Tenant’s Renewal Notice for the Option Term, Landlord will submit to Tenant Landlord’s proposed market rate determination (“Landlord’s Proposed Market Rate”).

(2)	If Tenant does not notify Landlord within fifteen (15) days after receipt of Landlord’s Proposed Market Rate that Tenant disagrees with Landlord’s Proposed Market Rate, then Landlord’s Proposed Market Rate shall be deemed approved and accepted by Tenant. If Tenant timely notifies Landlord of Tenant’s disagreement with Landlord’s Proposed Market Rate, then the parties agree to negotiate in good faith for a period of thirty (30) days following Landlord’s receipt of Tenant’s notice of disagreement (the “Negotiation Period”) in an attempt to reach agreement on the market rate. In connection therewith, each party shall submit to the other party such evidence as it then has to substantiate its proposed market rate; including, but not limited to rental rates, tenant improvements, and abated rent associated with other lease renewal transactions completed within the Market Area. If the market rate is not mutually agreed upon by the parties within the Negotiation Period, the Renewal Notice shall remain in full force and effect and the market rate shall be determined by arbitration in accordance with the remaining provisions of this Section 2.B.

(3)	If the market rate is not mutually agreed upon within the Negotiation Period, then within ten (10) days after the expiration of the Negotiation Period, the parties shall choose a neutral individual having at least ten (10) years recognized brokerage experience with first-hand knowledge in the determination of commercial rental rates in the Market Area (“Expert”), and the Expert shall determine the market rate within twenty (20) business days after expiration of the Negotiation Period. If the parties cannot mutually agree on an Expert within ten (10) days after expiration of the Negotiation Period, each party shall notify the other as to the name, address, and telephone number of an arbitrator (having similar experience and qualifications required of the Expert) it has selected to serve on the board of arbitration (“Board”). The two (2) arbitrators will appoint a third arbitrator having such experience and qualifications as promptly as reasonably possible and the three (3) arbitrators will constitute the Board. All three (3) arbitrators must also be persons totally disinterested in any economic way in the ultimate resolution of the market rate.

(4)	After the Board is appointed, it will proceed as expeditiously as reasonably possible to resolve the dispute in accordance with the commercial rules of arbitration of the National Arbitration Forum and to notify the parties of its decision as to the market rate within twenty (20) business days of the appointment of the last member of the Board. Both Landlord and Tenant may each state in writing what it proposes the market rate should be including whatever support for such contention it wishes to have considered by the Board. The Board shall arrange for such simultaneous exchange of such written information to both Landlord and Tenant and shall accept additional evidence, rebuttals or other matters the parties may wish to present until five days prior to the date on which the Board shall render its decision. The Board shall not be limited to choosing between one (1) of the two (2) market rates proposed by the parties but may substitute its opinion as to market rate, provided, however, that the determination of the Board shall be made as follows:
(a)	Each member of the Board will independently determine the market rate and simultaneously disclose to each other his or her separate determination.

(b)	If the high market rate is less than ten percent (10%) higher than the middle market rate and the low market rate is less than ten percent (10%) lower than the middle market rate, then the average market rate of the three Board members shall be the market rate.

(c)	If either the high market rate or the low market rate deviates from the middle market rate by more than ten percent (10%), then the average of the two market rate determinations closest by dollar amount shall be the market rate.
Upon the determination of the market rate pursuant to the foregoing terms, such determination shall be final and binding upon the parties. If for any reason the determination of the market rate has not been made as of the commencement of the Option Term, then Tenant shall nevertheless pay Base Rent at Landlord’s Proposed Market Rate pending determination of the market rate pursuant to the mechanism described above; provided that if the final determination of market rate is less than Landlord’s Proposed Market Rate, Tenant may offset any overpayments against Base Rents next due. Any rent paid by Tenant at a rate other than the market rate determined pursuant to the foregoing terms shall be adjusted retroactively. Any and all fees and expenses charged by the Expert shall be divided equally between Landlord and Tenant, or alternatively, Landlord and Tenant shall each pay any and all fees and expenses incurred in connection with such party’s own Board member and the fees and expenses of the third Board member shall be divided equally between Landlord and Tenant.
3.	Section 1.6. Base Rent: Commencing January 1, 2009, Base Rent shall be adjusted as follows:

Months	Monthly Base Rent	Per Rentable Sq. Ft.
Initial Term:
01/01/09 — 12/31/13	$60,325.65	$11.133

Option Terms:
01/01/14 — 12/31/16 (or 18)	Market Rate	Market Rate

4.	Tenant’s Work. Tenant shall coordinate, contract, finance and construct additional improvements to the Premises at Tenant’s sole cost and expense, except as set forth in subparagraph (vi) of this section, including preparation of all necessary plans and drawings, under the following conditions:
(i)	Prior to commencement of construction of the tenant improvements, Tenant shall forward to Landlord, for Landlord’s approval, copies of the proposed plans and specifications of the proposed work. Landlord agrees that HVAC replacement shall be an acceptable use of the Allowance (as defined in Section 4(vi) below). Landlord’s approval of said plans and specifications shall not be unreasonably withheld or delayed.

(ii)	Prior to commencement of construction of the tenant improvements, Tenant shall forward to Landlord names and addresses of all contractors and subcontractors which will be working in or on the Premises, and Tenant will post notices in content and locations on the Premises acceptable to Landlord notifying contractors and subcontractors that work performed on the Premises is not lienable.

(iii)	Tenant shall be responsible for ensuring that all work complies with the approved plans and specifications and applicable laws, codes, ordinances, regulations and the like (collectively, “Building Requirements”); provided Tenant shall not be responsible for the cost of remedying any non-compliance of Landlord’s Improvements (as defined in Section 1.3 of the Lease).

(iv)	Landlord shall have no responsibility for the quality, maintenance, repair or replacement of the tenant improvements.

(v)	Tenant shall indemnify, defend (with counsel reasonably approved by Landlord), and hold Landlord harmless from and against any and all claims, causes of action, damages or expenses (including, without limitation, mechanic’s liens) arising out of, by reason of, or as a result of Tenant’s construction and installation of the tenant improvements.

(vi)	Landlord agrees to provide Tenant an amount not to exceed $200,000.00 (the “Allowance”) to be applied against the actual costs incurred by Tenant in making the tenant improvements to the Premises, subject to the following terms and conditions. A condition precedent of Landlord’s obligation to pay the Allowance to Tenant shall be that Tenant has first paid for the entire cost of the tenant improvements in excess of the Allowance and demonstrated the same to Landlord’s reasonable satisfaction in accordance with the following procedures. Upon completion of the tenant improvements, Tenant shall deliver to Landlord the following documentation, all in form and content acceptable to Landlord: (a) a sworn construction statement signed by Tenant and the general contractor confirming the total cost of labor and materials provided for the tenant improvements, including a cost breakdown by subcontractor or cost type including any change orders; (b) a copy of the construction contract and all change orders and amendments thereto, if any, relative to the tenant improvements; and (c) original unconditional lien waivers verifying that

Tenant has paid for the total cost of the tenant improvements less the Allowance. Upon the later of (i) ten (10) days of receipt of such documentation, or (ii) the date Tenant takes occupancy of the Premises and pays Landlord the first monthly installment of Rent, Landlord agrees to pay all or such part of the Allowance as applicable directly to Tenant’s general contractor. It shall be a condition precedent of Landlord’s obligation to pay the Allowance that this Lease is in full force and effect and Tenant is not in default under any of the terms of this Lease.
5.	HVAC Replacement. Commencing on the Effective Date of this Fourth Amendment, the parties agree that if replacement of the HVAC system or equipment is necessary as reasonably determined by Landlord, and is not required due to Tenant’s negligent acts or omissions then Landlord will perform the replacement work and bear the initial cost thereof, and Tenant shall reimburse Landlord, as additional rent on a monthly basis at the same time Base Rent is due, for cost of such replacement work over ten (10) years without interest, it being the understanding of the parties that in no event shall Tenant’s obligation for reimbursement of such amounts extend beyond the term of this Lease as it may be extended.

6.	Brokerage. Landlord and Tenant each represents and warrants to the other that there is no obligation to pay any brokerage fee, commission, finder’s fee or other similar charge in connection with this Fourth Amendment. Each party covenants that it will defend, indemnify and hold harmless the other party from and against any loss or liability by reason of brokerage or similar services alleged to have been rendered to, at the instance of, or agreed upon by said indemnifying party.

7.	Miscellaneous. Except as otherwise provided herein, all capitalized terms used herein shall have the meaning ascribed to them in the Lease. Except as specifically modified herein, all of the covenants, conditions, and obligations under the Lease shall remain unchanged and in full force and effect. In the event of a conflict between the terms of the Lease and this Fourth Amendment, the terms of this Fourth Amendment shall prevail. This Fourth Amendment shall be binding upon the parties hereto and their respective successors and assigns. This Fourth Amendment may be executed in one or more counterparts each of which when so executed and delivered shall constitute an original, but together said counterparts shall constitute one and the same instrument. Execution copies of this Fourth Amendment may be delivered by facsimile, and the parties hereto agree to accept and be bound by facsimile signatures hereto.
IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the day and year first above written.

LANDLORD:		TENANT:

CSM INVESTORS, INC.		SYNOVIS LIFE TECHNOLOGIES, INC.

By:	/s/ Bradley Kittleson	By:	/s/ Brett A. Reynolds

Print Name:	Bradley Kittleson	Print Name:	Brett A. Reynolds

Print Title:	VP of Property Management	Print Title:	VP of Finance and CFO

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